UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 1, 2016

(Date of earliest event reported)

Imperva, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35338	03-0460133
(Commission File Number)	(IRS Employer Identification No.)

3400 Bridge Parkway, Suite 200 Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 345-9000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 3, 2016, Imperva, Inc. (“Imperva” or the “Company”) issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2015 and providing its business outlook. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report, including Exhibit 99.1 to this Current Report, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed by Imperva with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Senior Management Bonus Plan

On February 1, 2016, the Compensation Committee of Imperva approved and adopted a senior management bonus plan for 2016 (the “2016 Bonus Plan”) to provide incentive to executive officers of Imperva. Each of Imperva’s named executive officers who is currently an executive officer is a participant in the 2016 Bonus Plan.

Under the 2016 Bonus Plan, each named executive officer who is currently an executive officer is eligible to receive a quarterly bonus, as defined below. The amount of bonus payable to eligible executive officers each quarter is determined by Imperva’s quarterly revenues performance. The target quarterly bonus amount for each eligible named executive officer is set forth in the table below.

Executive Officer	Quarterly Bonus Amount
President and Chief Executive Officer	$100,000
Chief Financial Officer	$46,500
SVP and GM of Enterprise Solutions	$37,500
Chief Revenue Officer	$77,187.50

The Compensation Committee may reduce the quarterly bonus amount awarded, including in the event that Imperva does not substantially meet its operating margin or operating expense targets (as provided in Imperva’s annual operating plan) in such quarter taking into account actual revenue level for the quarter.

The “Quarterly Bonus” is equal to the Quarterly Bonus Amount for each named executive officer, multiplied by the Cash Bonus Payout Percentage, determined as follows:

	Below Threshold	Threshold(1)	Target	Maximum
Revenue Performance Achieved	< 85%	85%	100%	107.5%
Cash Bonus Payout Percentage(2)	0%	50%	100%	115%

(1)	The Company’s actual quarterly revenue must be at least 85% of the quarterly revenue target in the Company’s annual operating plan (the “Quarterly Revenue Target”) in order for any bonuses to be paid out.
(2)	If actual quarterly revenue is less than 85% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 0%. If actual quarterly revenue is 85% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 50%. If actual quarterly revenue is 100% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 100%. If actual quarterly revenue is 107.5% or more of the Quarterly Revenue Target, the Cash Bonus Payout Percentage is 115%. If actual quarterly revenue is between 85% and 100% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage will be between 50% and 100%, calculated on a straight line basis between those two percentages. For example, if actual revenue is 91% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage would be 70% of the Quarterly Bonus Amount [(((91% – 85%) / (100% – 85%)) x (100% – 50%)) + 50%]. If actual quarterly revenue is between 100% and 107.5% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage will be between 100% and 115%, calculated on a straight line basis between those two percentages. For example, if actual revenue is 104% of the Quarterly Revenue Target, the Cash Bonus Payout Percentage would be 108% of the Quarterly Bonus Amount [(((104% – 100%) / (107.5% – 100%)) x (115% – 100%)) + 100%].

The 2016 Bonus Plan also provides for a pool of shares of common stock to be granted to Imperva’s executive officers. The size of the equity pool will be determined by the Compensation Committee in connection with the year-end review based on the number of executive officers participating, the cumulative achievement of quarterly revenues targets within the fiscal year, the relative retention value of existing grants held by executive officers and in recognition of our benchmark targets in light of updated compensation data from our compensation consultant, as well as other factors. Imperva anticipates that equity awards under the 2016 Bonus Plan will be granted in the first quarters of 2016 and 2017. The 2016 Bonus Plan will be administered, and cash bonus and equity awards under the plan determined, in the same manner as for Imperva’s bonus plan for 2015.

Salary and Bonus Target Adjustments

On February 1, 2016, the Compensation Committee approved an increase to the base salary of Messrs. Bettencourt and Schmid to $400,000 and $310,000, respectively; and approved an increase to the annual bonus targets for Messrs. Bettencourt, Mooney and Schmid to $400,000, $308,750 and $186,000, respectively, in each case effective January 1, 2016.

Departure of Director

On February 1, 2016, Theresia Gouw and Frank Slootman each informed Imperva of their intention not to stand for re-election as Class II directors. Ms. Gouw and Mr. Slootman will remain on the Board until Imperva’s 2016 annual stockholders meeting to be held on May 4, 2016 at which the Class II directors will be elected.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

99.1	Press release issued by Imperva, Inc., dated February 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMPERVA, INC.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid Chief Financial Officer

Date: February 3, 2016

EXHIBIT INDEX

Number	Description

99.1	Press release issued by Imperva, Inc., dated February 3, 2016